Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Chemical Reports Fourth Quarter and Full-Year Earnings for 2011

Full-Year 2011 Highlights

¡    Record full-year earnings, up 17% from 2010.

¡    Net sales increased 14% versus 2010.

¡    Generated cash from operating activities of $362 million.

¡    Ended 2011 with total cash balances of $922 million.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended December 31, 2011 of $26.4 million, or $0.40 per diluted share, compared to net income of $84.1 million, or $1.26 per diluted share, reported for the fourth quarter of 2010. Net sales for the three months ended December 31, 2011 of $859.2 million increased $63.8 million compared to net sales of $795.4 million in the same period of 2010, primarily due to higher sales volumes for polyethylene, styrene and PVC resin and higher sales prices for building products and caustic, partially offset by lower building products sales volume. Income from operations was $50.5 million for the fourth quarter of 2011 compared to $137.1 million for the fourth quarter of 2010. Fourth quarter of 2011 income from operations was lower primarily as a result of higher feedstock costs, which were only partially offset by higher building products and caustic sales prices.

Net income for the fourth quarter of 2011 of $26.4 million, or $0.40 per diluted share, decreased $41.5 million from the $67.9 million of net income, or $1.01 per diluted share, reported for the third quarter of 2011. Net sales in the fourth quarter of 2011 of $859.2 million decreased $109.2 million from net sales of $968.4 million in the third quarter of 2011, primarily as a result of lower sales prices for most of the Company’s major products. Fourth quarter 2011 income from operations was $50.5 million as compared to $117.3 million reported for the third quarter of 2011, a decrease of $66.8 million. Operating income in the fourth quarter of 2011 decreased compared to the third quarter of 2011 primarily as a result of lower polyethylene, PVC resin and building products sales prices and higher feedstock costs.

Albert Chao, President and Chief Executive Officer, said, “In 2011 we celebrated our 25th year in business and also achieved the highest earnings in Company history, as earnings grew by 17% driven largely by improved integrated vinyls margins. In addition, we announced expansion programs to increase both our chlorine and ethane-based ethylene capacity. We believe our integration strategy, coupled with our advantaged feedstock position due to increased U.S. shale gas production, will continue to improve our profitability in both our Olefins and Vinyls businesses.”

For the year ended December 31, 2011, Westlake had net income of $259.0 million, or $3.87 per diluted share, on net sales of $3,619.8 million. This represents an increase in net income of $37.6 million, or $0.53 per diluted share, from 2010 net income of $221.4 million, or $3.34 per diluted share, on net sales of $3,171.8 million in 2010. Net sales in 2011 increased $448.0 million over net sales in 2010 primarily due to higher sales prices for all our major products and higher sales volume for PVC resin, partially offset by lower building products sales volume. Income from operations was $446.8 million for the year ended December 31, 2011 as compared to $378.4 million for 2010, an increase of $68.4 million. Income from operations benefited primarily from improved caustic margins, higher PVC resin and building products sales prices and higher PVC resin sales volume as compared to 2010, partially offset by higher feedstock costs. The 2011 income from operations was negatively impacted by three separate events: an unscheduled outage at one of our ethylene units in Lake Charles, Louisiana, a scheduled major maintenance turnaround of our Calvert City facility and a fire at a third-party storage facility in Mont Belvieu, Texas. The 2010 results were negatively impacted by an unscheduled outage at one of our ethylene units in Lake Charles caused by severe weather.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $84.9 million for the fourth quarter of 2011 decreased $87.5 million compared to $172.4 million in the fourth quarter of 2010. EBITDA for the fourth quarter of 2011 decreased $66.7 million compared to $151.6 million in the third quarter of 2011. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $362.3 million in 2011. Capital expenditures in 2011 were $176.8 million. At December 31, 2011, we had cash balances of $922.2 million, including $96.3 million of restricted cash, and our long-term debt was $764.6 million. The restricted cash is designated for qualifying amounts spent for certain capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $78.6 million to $75.9 million in the fourth quarter of 2011 from $154.5 million in the fourth quarter of 2010. The decrease was primarily due to higher feedstock costs.

Income from operations for the fourth quarter of 2011 for the Olefins segment of $75.9 million decreased $29.5 million from the $105.4 million reported in the third quarter of 2011. The decrease was primarily due to lower integrated product margins, largely as a result of lower polyethylene sales prices and higher feedstock costs.

Income from operations was $459.3 million in 2011 compared to $460.0 million in 2010 as higher polyethylene and styrene sales prices were mostly offset by higher feedstock costs as compared to 2010. In addition, income from operations for 2011 was negatively impacted by the unscheduled outage at one of our ethylene units in Lake Charles and the fire at a third-party storage facility at Mont Belvieu. Results for 2010 were negatively impacted by the unscheduled outage at one of our ethylene units in Lake Charles caused by severe weather.

VINYLS SEGMENT

The Vinyls segment reported a loss from operations of $19.6 million in the fourth quarter of 2011 compared to a loss from operations of $12.4 million in the fourth quarter of 2010, an unfavorable change of $7.2 million. The decrease in operating income was primarily the result of a decrease in PVC resin margins as higher feedstock costs outpaced sales price increases.

The Vinyls segment reported a loss from operations of $19.6 million in the fourth quarter of 2011 as compared to income from operations of $16.1 million in the third quarter of 2011. The decrease in operating income in the fourth quarter was the result of higher propane cracking costs at our Calvert City ethylene unit, a turnaround at our Geismar facility, a decrease in PVC resin and building products sales prices and a decrease in building products sales volumes.

The Vinyls segment reported income from operations of $4.0 million in 2011 as compared to a loss from operations of $62.4 million in 2010. The improvement in income from operations was primarily attributable to improved caustic, PVC resin and building products margins and higher PVC resin sales volume as compared to 2010. PVC resin sales volume benefited from a stronger export market in 2011. The improvement in operating results was partially offset by the negative impact of the turnaround at our Calvert City facility. Overall, Vinyls margins remained under pressure in 2011 due to the continued weakness in the U.S. construction markets and budgetary constraints in municipal spending.

The statements in this release relating to matters that are not historical facts, including the timing and results of expansion and construction projects and the competitive position of North American olefins and vinyls producers, including Westlake, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; delays and cost overruns associated with expansion and construction projects; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC in February 2011.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s fourth quarter and full year 2011 results will be held Tuesday, February 21, 2012 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (866) 510-0712, or (617) 597-5380 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 87965657.

A replay of the conference call will be available beginning two hours after its conclusion until 1:00 p.m. EST on Tuesday, February 28, 2012. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 75680375.

The conference call will also be available via webcast at http://phx.corporate-ir.net/phoenix.zhtml?c=180248&p=IROL-EventDetails&EventID=4717022 and the earnings release can be obtained via the company’s Web page at http://www.westlake.com/fw/main/IR-Home-Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands of dollars, except per share data)
Net sales	$859,175	$795,387	$3,619,848	$3,171,787
Cost of sales	781,915	631,263	3,060,842	2,689,104

Gross profit	77,260	164,124	559,006	482,683

Selling, general and administrative expenses	26,801	27,072	112,210	104,319

Income from operations	50,459	137,052	446,796	378,364

Interest expense	(12,543)	(11,301)	(50,992)	(39,875)
Other income, net	1,332	2,935	5,628	4,471

Income before income taxes	39,248	128,686	401,432	342,960

Provision for income taxes	12,805	44,613	142,466	121,567

Net income	$26,443	$84,073	$258,966	$221,393

Earnings per share:
Basic	$0.40	$1.27	$3.89	$3.35
Diluted	$0.40	$1.26	$3.87	$3.34

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2011	December 31, 2010
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$825,901	$630,299
Accounts receivable, net	407,372	362,863
Inventories	490,777	450,028
Other current assets	32,106	32,770

Total current assets	1,756,156	1,475,960
Property, plant and equipment, net	1,232,066	1,170,334
Restricted cash	96,283	150,288
Other assets, net	182,316	157,562

Total assets	$3,266,821	$2,954,144

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities (accounts payable and accrued liabilities)	$364,595	$323,578
Long-term debt	764,563	764,482
Other liabilities	381,351	361,014

Total liabilities	1,510,509	1,449,074

Stockholders' equity	1,756,312	1,505,070

Total liabilities and stockholders' equity	$3,266,821	$2,954,144

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended December 31,
	2011	2010
	(In thousands of dollars)
Cash flows from operating activities
Net income	$258,966	$221,393
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	131,397	128,732
Deferred income taxes	14,114	14,153
Other balance sheet changes	(42,181)	(80,994)

Net cash provided by operating activities	362,296	283,284

Cash flows from investing activities
Additions to equity investments	-	(10,177)
Additions to property, plant and equipment	(176,843)	(81,269)
Proceeds from disposition of assets	2,880	914
Proceeds from repayment of loan to affiliate	1,192	763
Purchase of securities and other investments	(30,265)	-
Settlements of derivative instruments	251	9,494

Net cash used for investing activities	(202,785)	(80,275)

Cash flows from financing activities
Capitalized debt issuance costs	(2,697)	(3,331)
Dividends paid	(18,265)	(16,014)
Proceeds from exercise of stock options	5,344	3,745
Repurchase of common stock for treasury	(2,518)	-
Utilization of restricted cash	54,227	197,298

Net cash provided by financing activities	36,091	181,698

Net increase in cash and cash equivalents	195,602	384,707
Cash and cash equivalents at beginning of the year	630,299	245,592

Cash and cash equivalents at end of the year	$825,901	$630,299

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands of dollars)
Net external sales
Olefins	$621,773	$563,704	$2,567,842	$2,261,212
Vinyls	237,402	231,683	1,052,006	910,575

	$859,175	$795,387	$3,619,848	$3,171,787

Income (loss) from operations
Olefins	$75,890	$154,521	$459,266	$460,027
Vinyls	(19,553)	(12,380)	4,012	(62,429)
Corporate and other	(5,878)	(5,089)	(16,482)	(19,234)

	$50,459	$137,052	$446,796	$378,364

Depreciation and amortization
Olefins	$21,917	$21,723	$86,915	$86,086
Vinyls	11,095	10,540	43,877	42,062
Corporate and other	141	147	605	584

	$33,153	$32,410	$131,397	$128,732

Other income, net
Olefins	$780	$333	$2,813	$440
Vinyls	15	95	194	399
Corporate and other	537	2,507	2,621	3,632

	$1,332	$2,935	$5,628	$4,471

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2011	2010	2011	2010
	(In thousands of dollars)
EBITDA	$151,649	$84,944	$172,397	$583,821	$511,567
Less:
Provision for income taxes	38,131	12,805	44,613	142,466	121,567
Interest expense	12,727	12,543	11,301	50,992	39,875
Depreciation and amortization	32,861	33,153	32,410	131,397	128,732

Net income	67,930	26,443	84,073	258,966	221,393
Changes in operating assets and liabilities	47,632	96,821	(16,631)	89,216	47,738
Deferred income taxes	3,486	(5,321)	861	14,114	14,153

Net cash provided by operating activities	$119,048	$117,943	$68,303	$362,296	$283,284

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2011 vs. Fourth Quarter 2010		Fourth Quarter 2011 vs. Third Quarter 2011

	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+5.0%	+5.3%	-9.6%	-1.0%
Vinyls	+9.5%	-7.0%	-14.2%	+1.2%
Company	+6.3%	+1.7%	-10.9%	-0.4%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011

Ethane (cents/lb)	21.4	22.1	26.2	26.3	28.8
Propane (cents/lb)	29.8	32.4	35.4	36.4	34.1
Ethylene (cents/lb) (2)	47.3	49.3	57.5	55.6	54.6
Polyethylene (cents/lb) (3)	92.7	96.7	103.7	96.0	92.7
Styrene (cents/lb) (4)	63.3	74.0	76.3	73.3	64.0
Caustic ($/short ton) (5)	451.7	470.0	536.7	570.0	613.3
Chlorine ($/short ton) (6)	335.0	315.0	351.7	348.3	305.8
PVC (cents/lb) (7)	67.7	69.5	77.8	78.2	74.8

(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.

(2)	Represents average North American contract prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.